                             EMPLOYMENT AGREEMENT


                         AGREEMENT dated as of the 24th day of July, 2000 (the
                    "Agreement"), between ChiRex Inc., a Delaware corporation
                     ---------
                    (the "Company"), and Ian D. Shott (the "Executive").
                          -------                           ---------


                              W I T N E S S E T H
                              - - - - - - - - - -


          WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, among Rhodia, a French corporation ("Parent"), Cousin Acquisition, Inc., a Delaware
                       ------
corporation and wholly owned subsidiary of Parent, and the Company (the "Merger
                                                                         ------
Agreement"), the Company will become a wholly owned subsidiary of Parent; and
---------

          WHEREAS, following the transactions contemplated by the Merger Agreement, the Company and Parent wish to have Executive provide services to the Company and Parent for the period provided in this Agreement and Executive wishes to provide services to the Company and Parent for such period, on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.  Employment.  The Company hereby agrees to continue to employ
              -----------
Executive, and Executive hereby agrees to continue such employment with the Company, subject to the terms and conditions of this Agreement, during the period (the "Employment Period") commencing on the date on which the
             -----------------
consummation of the Offer (as defined in the Merger Agreement) occurs (the

"Effective Date") and ending on the expiration of the three-year period
---------------
immediately following the Effective Date or, if earlier, the date on which the Employment Period is terminated in accordance with this Agreement (the "Date of
                                                                        -------
Termination").
-----------

          2.  Duties and Responsibilities.
              ----------------------------

          (a) During the Employment Period, Executive shall render exclusive and full time services to the Company, with the same title as Executive holds immediately prior to the Effective Date, and shall perform such other duties commensurate with such office as he shall reasonably be directed by the Board of Directors of the Company. Executive acknowledges and agrees that his responsibilities and reporting requirements shall be modified following the Effective Date as appropriate to reflect the integration of the

Company as a subsidiary of Parent; provided, that Executive shall have such
                                   --------
authority, duties and responsibilities as are commensurate with a senior executive of the Company.

          (b) Executive agrees to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. During the Employment Period, Executive's services shall be performed primarily in Newcastle, England, subject to reasonable travel requirements on behalf of the Company.

          3.  Compensation.
              -------------

          (a)  Base Salary.  During the Employment Period, Executive shall be
               ------------
paid an annual base salary ("Base Salary"), in cash, at a rate of (Pound)
                             -----------
150,000. The Base Salary shall be reviewed annually and may be increased, but not decreased (and any such increased amount shall be referred to herein as the "Base Salary"). The Base Salary shall be payable in accordance with the Company's regular payroll practices.

          (b)  Annual Bonus.  The Executive shall be eligible to receive, for
               -------------
each calendar year during the Employment Period, an annual bonus ("Annual
                                                                   ------
Bonus") pursuant to Parent's applicable incentive compensation plan; provided,
                                                                     --------
that for each such year, the target Annual Bonus shall be an amount equal to 38.5% of Base Salary, and the maximum Annual Bonus shall be an amount equal to 77% of Base Salary. The actual amount of the Annual Bonus shall be determined in accordance with the terms of such plan, and shall be payable at such time and in such manner as provided under the terms of the applicable Parent incentive plan.

          (c)  Mid-Term Incentive.  Subject to the approval of the Board of
               -------------------
Directors of Parent (the "Parent Board"), Executive shall be permitted to
                          ------------
purchase Parent common stock with a fair market value on the date of purchase equal to 30% of the amount of the Annual Bonus payable under Section 3(b) in respect of such calendar year (each such purchase, a "Stock Purchase"). The
                                                      --------------
date of each Stock Purchase shall be the date on which the related Annual Bonus is payable. Parent and the Company shall arrange for a third party to provide Executive with a loan (the "Loan") in an amount up to 100% of the purchase price
                            ----
of the Parent common stock underlying each Stock Purchase. The amount of each Loan shall be determined by Executive in his sole discretion. Each Loan shall have a three-year maturity, with no interest or principal due on such Loan prior to maturity. On the third anniversary of the date of each Stock Purchase, provided that Executive is still employed with Parent, the Company or any of their subsidiaries, and Executive has not disposed of the Parent common stock underlying such Stock Purchase, Executive shall receive an additional cash payment equal to the amount of the then outstanding principal and accrued interest on the related Loan. If the Parent Board approval is not obtained, or such Stock Purchase is not implemented, Executive shall be provided with alternative equity-based (or stock appreciation rights ("SARs")) awards that put
                                                         ----
Executive as nearly as reasonably possible in the economic position that he would have been in had Executive effected the Stock Purchase on the terms described above.

          (d)  Stock Options.  Subject to Parent Board approval, Executive shall
               --------------
be granted on the Effective Date an option to purchase 50,000 shares of Parent common stock. The options shall have a ten-year term and an exercise price per share determined in the same manner as for peer executives of Parent (i.e., equal to the average trading price of Parent common stock for the 20 trading days immediately preceding the date of grant). Executive shall be eligible to receive additional stock option grants in subsequent years based on performance and contribution to the success of the Company, but shall in no event be less than the stock option grants made to comparable peer executives at Parent. All stock options granted to Executive shall vest and become exercisable on the third anniversary of the date of grant. To the extent that Parent Board approval is not obtained for the initial stock option grants, or such initial stock option grants are not implemented, Executive shall be provided with alternative equity-based (or SAR) awards that put Executive as nearly as reasonably possible in the economic position that he would have been in had Executive received such initial stock option grants on the terms described above.

          (e)  Retention Stay Bonus.  Executive shall receive an additional
               ---------------------
bonus (the "Retention Stay Bonus") in an amount equal to (Pound)420,000.  The
            --------------------
Retention Stay Bonus shall be payable in 20%, 30% and 50% installments on the first, second, and third anniversaries of the Effective Date, provided that Executive is still employed with Parent, the Company or its subsidiaries on the relevant date.

          (f)  Retirement, Savings, Welfare and Fringe Benefit Plans.  During
               ------------------------------------------------------
the Employment Period, Parent or the Company shall provide Executive with pension benefits (including a defined contribution pension plan and a defined benefit pension plans in the U.S.) and welfare plans (including, without limitation, retirement, savings, medical, dental, disability and life insurance coverages), at the Company's expense (subject to any cost sharing generally required immediately prior to the Effective Date by Executive to receive such coverages) that are no less favorable in the aggregate than the employee benefits provided to Executive immediately prior to the Effective Date.

          (g)  Reimbursement of Expenses.  During the Employment Period, the
               --------------------------
Company shall reimburse Executive for all expenses reasonably and actually incurred by Executive in the performance of Executive's services hereunder.

          4.  Termination of Employment during the Employment Period.  Subject
              -------------------------------------------------------
to the terms of this Agreement, the Employment Period may be terminated as follows:

          (a)  Death.  The Employment Period shall terminate automatically upon
               ------
Executive's death.

          (b)  Cause.  The Company may terminate the Employment Period for
               ------
Cause.  For purposes of this Agreement, "Cause" shall mean:
                                         -----

          (i) the conviction of Executive of a felony or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or

          (ii) Executive's voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds in the course of his performance of services hereunder; or

          (iii) the willful refusal by Executive to carry out specific directions of the Board of Directors of the Company, if such directions are consistent with the provisions hereof; or

          (iv) Executive's committing any act of gross negligence or intentional misconduct in the performance or non-performance of his services hereunder; or

          (v) any material breach by Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive).

          For purposes of this provision, no act or failure to act on Executive's part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Any termination of the Employment Period by the Company for Cause shall be communicated by advance written notice that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period and specifies the intended Date of Termination.

          (c)  Other than for Cause.  The Company may terminate the Employment
               ---------------------
Period at any time other than for Cause.

          (d)  Good Reason.  Executive may terminate the Employment Period for
               ------------
Good Reason.  For purposes of this Agreement, "Good Reason" shall mean:
                                               -----------

          (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

          (ii) any failure by the Company to comply with any of the provisions of Section 3 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

          (iii) the Company's requiring Executive to be based at any office or location other than as provided in Section 2(b) hereof; or

          (iv) any purported termination by the Company of Executive's agreement otherwise than as expressly permitted by this Agreement; or

          (v) any failure by the Company to obtain an express assumption of this Agreement by a successor as required by Section 9 hereof.

          5.  Obligations of the Company Upon Termination.  Following any
              --------------------------------------------
termination of the Employment Period, in addition to any benefits described below in this Section 5, the Company shall pay Executive all Base Salary and Annual Bonus amounts earned through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due.

          (a)  Other than for Cause; Good Reason.  If the Employment Period is
               ---------------------------------
terminated by the Company other than for Cause or by Executive for Good Reason, then (i) within ten (10) days of the Date of Termination, the Company shall pay Executive a lump sum payment in cash equal to the sum of (x) the Base Salary and maximum Annual Bonuses that could have been payable to Executive during the remainder of the Employment Period, plus (y) any unpaid installments of the Retention Stay Bonus, (ii) all stock options or SARs held by Executive shall become fully vested and immediately exercisable, and (iii) an amount equal to the amount of the then outstanding principal and accrued interest on all Loans shall be paid to Executive in a lump sum in cash within ten (10) days of the Date of Termination. In addition, the Company shall continue to provide Executive (and/or Executive's family) with the health and other welfare benefits described under Section 3(f) hereof (as if the Employment Period had not been terminated) through the expiration of the three-year period immediately following the Effective Date or, if earlier, through the date on which Executive becomes employed (other than self-employed) on a full-time basis; provided, that if such coverages are not permitted to be provided under the terms of the Company's or Parent's benefit plans, the Company shall provide Executive with an additional cash payment in an amount sufficient to provide such coverages outside the Company's and Parent's benefit plans.

          (b)  Cause.  If the Employment Period is terminated by the Company for
               ------
Cause, Executive shall not be entitled to receive any compensation in respect of any period subsequent to the Date of Termination (including, without limitation, any unpaid installments of the Retention Stay Bonus and continuation of the benefits described in Section 3(f) hereof).

          (c)  Death after Termination.  In the event of Executive's death
               ------------------------
following the Date of Termination, Executive's designated beneficiary shall be entitled to receive the balance of the payments under this Agreement; or in the event there is no designated beneficiary, the remaining payments shall be made to Executive's estate.

          6.  Gross-Up Payment.
              -----------------

          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6 (the "Payments") would be subject to the excise tax imposed
                           --------
by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"),
                                                                       ----
or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company
                                             ----------
shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount
                                                 ----------------
such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (b) Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Effective Date (the "Accounting Firm") which shall provide detailed
                            ---------------
supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is
                    -------------
serving as accountant or auditor for Parent, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this
Section 6 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up
                                                 ------------
Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder.
  -----------
In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

          7.  Confidential Information; Non-Competition; Non-Solicitation.
              ------------------------------------------------------------

          (a) Executive acknowledges and agrees that the information, observations and data obtained by him while employed by the Company and its subsidiaries concerning the business or affairs of the Company, Parent or any of their subsidiaries ("Confidential Information") are the property of the Company,
                     ------------------------
Parent or such subsidiary. Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade "know-how" secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of the Company, Parent or any of their subsidiaries learned by him in the course of his employment with the Company prior to or after the date of this Agreement, and not to disclose them to anyone outside the Company, Parent or any of their subsidiaries, either during or after his employment with the Company, except (i) in the course of performing his services hereunder; (ii) with the Company's express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 10 hereof), and, at the Company's expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit the Company to intervene and participate with counsel of its own choice in any related proceeding. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company, Parent or any of their subsidiaries which he may then possess or have under his control.

          (b) Executive acknowledges that during his employment with the Company he has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its predecessors and its subsidiaries and that his services have been and shall be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that during the one-year period immediately following the Date of Termination (the "Restricted Period"), he shall not, directly or indirectly, own
                  -----------------
any interest in, manage, control, actively participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its subsidiaries, as such businesses exist on the Effective Date or as are contemplated in the Company's 2000 and 2001 business plans as provided to Parent prior to the date hereof (the "Business Plans").
                                                           --------------
Nothing herein shall prohibit Executive from holding less than a 2% equity or voting interest in any publicly traded company that competes with the businesses of the Company or its subsidiaries, as such businesses exist on the Effective Date or as are contemplated in the Business Plans, so long as Executive has no active participation in the business of such corporation. For purposes this
Section 7(b), "active participation" includes, without limitation, acting directly or indirectly as an officer, director, proprietor, employee, partner, investor, lender, consultant, advisor, agent or representative.

          (c) Executive further agrees that during the one-year period immediately following the Date of Termination, he shall not, directly or indirectly, solicit any person who on the date hereof is an employee or consultant of the Company or any subsidiary, to leave the employ or cease providing services to the Company or such subsidiary.

          (d) If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 7 are reasonable.

          (e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

          8.  Arbitration; Fees and Expenses.
              -------------------------------

          (a) Any controversy or claim arising out of or relating to this Agreement, including the making, interpretation or the breach thereof (other than (i) a claim solely for injunctive relief for any alleged breach of the provisions of Section 7, as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction, and (ii) all determinations pursuant to Section 6 hereof), shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if elected by such party, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief. Disputes described in clauses (i) and (ii) of this Section 8(a) shall be subject to the exclusive jurisdiction of the courts of London, England.

          (b) The Company agrees to pay for all arbitration costs and Executive's reasonable attorneys' fees and expenses in connection with any dispute arising out of this Agreement, unless any such arbitrator or court finally determines that Executive's claim was frivolous and not brought in good faith.

          9.  Successors.
              -----------

          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement,

"Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10.  Indemnification.  The Company will indemnify Executive and his
               ---------------
legal representatives, to the fullest extent permitted by the laws of the State of Delaware and the existing by-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of his being or having been a director or officer of the Company or of any of its subsidiaries or affiliates or actions taken purportedly on behalf of the Company or of any of its subsidiaries or affiliates.

          11.  Notices.  Any notice provided for in this Agreement shall be in
               --------
writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other: if to Executive, at the last known address on the books of the Company; if to the Company, at 300 Atlantic Street, Suite 402, Stamford, Connecticut 06901,
Attention:  Legal Department.

          12.  Severability.  Whenever possible, each provision of this
               -------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          13.  Miscellaneous.
               --------------

          (a) This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof.

          (b) No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

          (c) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          (d) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (e) The provisions of this Agreement are not intended to, nor shall they be construed to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise. The Company's obligations to make the payments to Executive required under this Agreement, and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

          14.  Governing Law.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE
               --------------
OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.

          15.  Effectiveness.  This Agreement is conditioned upon the
               --------------
consummation of the Offer and shall be void ab initio and of no force and effect
                                            ---------
upon the occurrence of the termination of the Merger Agreement prior to the consummation of the Offer. From and after the consummation of the Offer, this Agreement shall supersede any employment agreement in effect immediately prior to the Effective Date between Executive and the Company (the "Prior Agreement").
                                                              ---------------
For the avoidance of doubt, the parties agree that none of the provisions included in the Prior Agreement (including any severance provision) shall be triggered as a result of the consummation of the Offer.

          16.  Headings.  The headings in this Agreement are for convenience
               ---------
only and shall not be used to interpret or construe its provisions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                              CHIREX INC.



                                 By:  /s/ Thomas Dubin
                                     ------------------------
                                     Title: Vice President, General Counsel and
                              Secretary



                                     /s/ Ian D. Shott
                                     ------------------------




                              Acknowledged and agreed:

                              RHODIA


                                 By: /s/ Jean-Claude Bravard
                                     ------------------------
                                     Title: Deputy President